                                                                  Exhibit (c)(5)

Discussion Materials for the Board of Directors             (MORGAN JOSEPH LOGO)

                                                                November 9, 2003





PROJECT SPAWN

Disclaimer

- The following materials (the "Presentation") were prepared for the Special Committee of the Board of Directors of Sylvan Inc. ("Sylvan" or the "Company") which has requested that Morgan Joseph & Co. Inc. ("Morgan Joseph") provide its opinion as to the fairness, from a financial point of view, to the shareholders of the Company excluding Dennis Zensen, Virgil Jurgensmeyer, Roger Claypoole, Synder Associated Companies, Inc., and SAC Holding Company, of the consideration to be paid by a group formed by Snyder Associated Companies, Inc. and selected others (the "Acquiror') in connection with the proposed acquisition of the Company (the "Proposed Transaction").

- In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. While we have visited certain of the Company's locations, we have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of the assets or liabilities of the Company. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions (or the bases therefor) upon which our opinion is based.

- These materials are not intended to represent an opinion, but rather to serve as discussion materials for the Board to review and as a basis upon which Morgan Joseph may render an opinion. These materials do not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the Company or its shareholders as to any action it should take regarding the Proposed Transaction. These materials may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent.

- The following materials are based upon Morgan Joseph's analysis of the Proposed Transaction as of November 7, 2003. In the event of material changes to the terms and conditions of the Proposed Transaction upon which these materials are based, the enclosed analysis and our conclusions may be affected.

- Certain portions of the enclosed analysis are based upon projected financial results. Any projected financial results are based upon analyst forecasts, internal projections and discussions with management of the Company. A number of factors, including industry conditions, changes in costs, labor issues and other factors which are beyond the scope of these projections and out of the control of the Company, the Acquiror and Morgan Joseph may cause actual results to differ materially from these projections. Material changes in the projections may affect the conclusions derived from our analysis.

(MORGAN JOSEPH LOGO) PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003 2

Table of Contents

1.  INTRODUCTION
2.  SUMMARY OF PROPOSED TRANSACTION
3.  SUMMARY BACKGROUND OF PROPOSED TRANSACTION
4.  OVERVIEW OF THE COMPANY
5.  OVERVIEW OF THE ACQUIROR
6.  ANALYSIS OF PROPOSED TRANSACTION


APPENDIX

A.  DESCRIPTIONS OF COMPARABLE COMPANIES




(MORGAN JOSEPH LOGO) PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003 3

1  /  INTRODUCTION



(MORGAN JOSEPH LOGO) PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003 4

Introduction

- Morgan Joseph & Co. Inc. ("Morgan Joseph") has been retained by the Special Committee of the Board of Directors of Sylvan Inc. (the "Company") and requested to render its opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company pursuant to the proposed sale to a group formed by Snyder Associated Companies, Inc. (the "Acquiror") of all of the Common Stock of the Company (the "Proposed Transaction").

- In conducting our analysis and arriving at our opinion, we have reviewed and analyzed, among other things, the following:

         - The draft Agreement and Plan of Merger dated [November 7, 2003] (the "Agreement");

         - The Company's Annual Reports on Form 10-K for each of the fiscal years in the three-year period ended December 31, 2002, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and September 28, 2003 (draft as of November 6, 2003);

         -        The indications of interest received by the Company;

         - Certain other publicly available information concerning the Company and the trading markets for the Company's common stock;

         - Certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections prepared and provided to us by management of the Company;

         - Certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and

         - The financial terms of certain recent business combinations which we believe to be relevant to the Proposed Transaction.

- We have also interviewed certain senior officers of the Company concerning the business and operations, assets, present condition and prospects of the Company, visited certain of the Company's locations and undertook such other studies, analyses and investigations as we deemed appropriate.



(MORGAN JOSEPH LOGO) PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003 5

Introduction

- The Acquiror has proposed to purchase all the outstanding shares of Common Stock, par value $0.001 per share. After the proposed transaction, Sylvan will become a privately held company.

- All shareholders will receive $12.25 in cash for each share of Common Stock held, or $64.2 million in aggregate. Merger consideration of $12.25 per share, plus assumed net debt as of September 28, 2003 of $31.4 million (including minority interest of $2.2 million), implies an enterprise value for the Proposed Transaction of $95.6 million.

-        Process:

         -        Sign the definitive merger agreement by November 9, 2003;

         -        File proxy statement with SEC by November 28, 2003;

         - Receive approval from the SEC and mail proxies to the stockholders by December 26, 2003;

         - Hold special meeting and stockholder vote by the middle of February; and

         - Proposed Transaction closes; a subsidiary to be created by the Acquiror merges with and into Sylvan pursuant to a reverse triangular merger by the end of February 2004.


(MORGAN JOSEPH LOGO) PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003 6

2  /  SUMMARY OF PROPOSED TRANSACTION





(MORGAN JOSEPH LOGO) PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003 7

Summary of Proposed Transaction
Summary of Key Terms of the Proposed Transaction

CONSIDERATION:                      -    $12.25 cash consideration for Sylvan's Common Stock


TRANSACTION STRUCTURE:              -    Reverse triangular merger

PRINCIPAL CONDITIONS TO CLOSING:    -    Approval by the Company's shareholders

                                    -    Material adverse change out

                                    -    Fiduciary out in the event of a Superior Proposal (as determined by the Special
                                         Committee or the Board)

TERMINATION FEE:                    -    $2.0 million plus expense reimbursement of up to $0.5 million


NON-COMPETITION:                    -    None

ESTIMATED CLOSING:                  -    End of February 2004

OTHER:                              -    In connection with the execution of the definitive agreement, certain shareholders will also execute a voting agreement. The shareholders are Nelson Obus and Warren
                                         Lichtenstein.

                                    -    [Dennis Zensen, CEO of the Company, may contribute all or a portion of his shares in connection with the Proposed Transaction.]

(MORGAN JOSEPH LOGO) PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003 8

3  /  SUMMARY BACKGROUND OF PROPOSED TRANSACTION




[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                              November 9, 2003/9

Summary Background of Proposed Transaction

MAY 14, 2002:             -    Sylvan retains Lane Berry as advisor to the Company and announces plans to explore strategic alternatives


MAY - SEPTEMBER 2002:     -    Lane Berry conducts first marketing process

                               -      14 prospective strategic buyers: 0 bids

                               -      21 prospective financial buyers: 2 bids
                                      -  American Securities Capital Partners: $10.00 - $11.00/share
                                      -  Cadigan Investment Partners(1): $12.50 - $13.50/share

                                         -  Based on 2003E Revenue and EBITDA of $88.9 million and $16.5 million

OCTOBER 15, 2002:         -    Company announces major share repurchase program up to 1.3 million shares and completion of its review of strategic alternatives

                               -      333,321 shares repurchased in 2002 at an average price of $10.60 (310,000 purchased following announcement of program)

                               -      No shares purchased in 2003; program suspended

APRIL 16, 2003:           -    Company announces it has received a non-binding proposal from a management-led buyer group at $11.00/share with equity financing provided by the Snyder Associated Companies, Inc.

APRIL 23, 2003:           -    Company forms a Special Committee and retains Morgan Joseph as financial advisor to the Special Committee



----------
(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/10

Summary Background of Proposed Transaction

MAY - JUNE 2003:       -   Lane Berry and Morgan Joseph conduct second marketing process

                           -      32 prospective strategic buyers: 0 bids

                           -      41 prospective financial buyers: 4 bids
                                   - American Securities Capital Partners: $8.00/share
                                   - Key Kosmont: $7.00-$9.00/share
                                   - Lake Pacific Partners: $11.50/share
                                   - The Tokarz Group(1): $10.00/share

JUNE 16, 2003:         -   Management-led group withdraws proposal

JULY 21, 2003:         -   Company signs exclusivity agreement with Lake Pacific Partners

AUGUST 28, 2003:       -   Lake Pacific Partners receives extension of "exclusivity" and revises bid with two-tier offer

                           -      $11.50/share for Insiders

                           -      $12.00/share for Outsiders

OCTOBER 2, 2003:       -   Lake Pacific Partners notifies Special Committee and financial advisors that the source of $15.0 million of their financing has withdrawn their commitment.

OCTOBER 7, 2003:       -   Lake Pacific Partners exclusivity expires

----------
(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/11

Summary Background of Proposed Transaction

OCTOBER 29, 2003:     -  The Snyder Associated Companies, Inc. expressed interested in submitting an offer to acquire the Company at a price "higher" than $12.00/share.

NOVEMBER 5, 2003:     -  The Snyder Associated Companies, Inc. orally communicated an offer of $12.25/share to acquire the Company.

NOVEMBER 6, 2003:     -  The counsel to the Special Committee, Davis Polk, submitted a definitive agreement to the
                         Snyder buyout group for comments and to begin formal negotiations.

                      -  Lake Pacific Partners re-submits their prior acquisition proposal with evidence of equity and debt financing. Lake Pacific expresses a desire to proceed expeditiously to closing with deadline to consummate a transaction by November 7, 2003.

NOVEMBER 9, 2003:     -  Expected signing of definitive agreement.


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/12

4  /  OVERVIEW OF THE COMPANY








[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/13

Company Summary

                               COMPANY DESCRIPTION

The Company is a worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and spawn-related products and services. The Company, which operates through its subsidiaries, is also a grower of fresh mushrooms in the United States. The Company has two business segments: spawn products and fresh mushrooms. Spawn-related products include casing inoculum, nutritional supplements and disease-control agents. The fresh mushrooms segment is comprised of Quincy Farms, a large, regional producer of fresh mushrooms.

                           GENERAL COMPANY INFORMATION

MANAGEMENT

Dennis Zensen - Chairman, President and CEO
Donald Smith - CFO
Monir Elzalaki - Director; President of Sylvan America
Gregory Verhagen - President of Quincy Farms
Gary Walker - President of Sylvan Bioproducts, Inc.

BOARD OF DIRECTORS

Dennis Zensen (Chairman)
William L. Bennett (Monitor Company Group, L.P.)
Monir Elzalaki (President of Sylvan America)
Jeanine C. Heller (Independent Investor Relations Consultant)
Virgil H. Jurgensmeyer (Mid-West Custom Mixing Co.)
Nelson Obus (Wynnefield Capital, Inc.)

HEADQUARTERS: SAXONBURG, PENNSYLVANIA

                                      SUMMARY FINANCIAL INFORMATION (A)
-------------------------------------------------------------------------
MARKET DATA AS OF 11/06/03
-------------------------------------------------------------------------
Stock Price                                         $ 10.07

52-Week High                                          $11.95        84.3%
52-Week Low                                            $8.60       117.1%

FD Shares Outstanding                                   5.2
Equity Value                                           51.9
Enterprise Value ("EV")                                83.4

BALANCE SHEET DATA AS OF 9/28/03 (A)
-------------------------------------------------------------------------
Cash and Equivalents                                $  6.1
Debt                                                  35.4
Minority Interest                                      2.2

ESTIMATES (a), (b)
-------------------------------------------------------------------------
                               $ IN MILLIONS                EV MULTIPLE
                               -------------                -----------
FY 2003 Revenue                   $ 95.9                       0.9x
FY 2003 EBITDA                      13.1                       6.4x

FY 2004 Revenue                   $ 96.9                       0.9x
FY 2004 EBITDA                      14.0                       6.0x

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/14

Overview of the Company

Business Overview

- Successor to the business of a Pennsylvania corporation that was chartered in 1937

- Worldwide producer and distributor of products for the mushroom industry, specializing in spawn and spawn-related products and services, and is a major grower of fresh mushrooms in the U.S.

-        The Company has two reportable business segments:

         -        Spawn Operations

                  - Accounts for 71% of the Company's total sales in 2002 and 79% of its operating income.

                  - Conducts operations through subsidiaries in North America, Europe, Australia and South Africa

                  - Plant operations are conducted in: the United States, England, Ireland, the Netherlands, France, Hungary, Australia, South Africa and Canada

         -        Fresh Mushrooms Operations

                  - Accounts for 29% of the Company's total sales in 2002 and 21% of its operating income

                  - Operates a farm located in Quincy, Florida, one of the most modern and efficient mushroom production operations in North America

                           - Within Quincy operations are four satellite mushroom growing facilities; two commenced operations in mid-2001 and two commenced operations in early 2003

                  - January 2000, Sylvan began selling all of its mushrooms to a leading U.S. mushroom marketing organization that packages and distributes them throughout the eastern United States

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/15

Overview of the Company

Business Outlook

- Global "fresh" mushroom market is a mature industry growing at GDP growth rates

- Fresh producers in U.S. continue to struggle with high potential for further consolidation

- Certain international markets unstable and in state of transition/consolidation

         -        French growers benefiting from government subsidies

         -        Growers in Poland taking some market share away from Sylvan

         -        Overall European market mature

- Modest upside potential in bioproducts; however, no "break-out" products near-term

         - Agaricus Blazei sales up due to Japanese demand for tea product

         - Red Yeast Rice revenue well above forecast due to strong GNC demand in Q2

         - Company pursuing new sales channels for bioproducts (Whole Foods, Wild Oats, Vitamin Shoppes, etc.)

- Company maintaining strong market position with strategic initiatives to increase volume:

         -        JV operations in Mexico

         -        "Satellite" growing opportunities for farmers

- Few catalysts likely to significantly increase overall demand for fresh mushrooms and therefore spawn

- Recent initiatives to lower prices in an effort to increase volume yielded limited success due to competitors following Sylvan

- Limited capital requirements going forward to maintain world-class infrastructure and support projected global demand

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/16

Overview of the Company
Summary Ownership Profile

                                                                                                     TOTAL
                                                                                     PERCENTAGE      DILUTED        PERCENTAGE
REPORT DATE                  HOLDER NAME                          SHARES HELD (1)     OF TOTAL       SHARES (6)     OF TOTAL
-----------         ---------------------------------             ---------------    ---------     ------------     --------
Insider Holdings

   8/21/2003        Nelson Obus - Director                         1,069,886 (2)       20.75%      1,080,886        18.18%
   8/21/2003        Dennis C Zensen - Chairman,
                     President and CEO                               694,128 (3)       13.46%        724,128        12.18%
   8/21/2003        Virgil H. Jurgensmeyer - Director                 20,000            0.39%         55,000         0.92%
   8/21/2003        Monir K. Elzalaki - Director &
                     Pres. of Sylvan America                          11,061            0.21%         56,061         0.94%
   8/21/2003        William L. Bennett - Director                      8,880 (4)        0.17%         24,880         0.42%
   8/21/2003        Jeanie Heller - Director                           1,000            0.02%         17,000         0.29%
   8/21/2003        Donald A. Smith - CFO                                  0            0.00%         33,668         0.57%
   8/21/2003        All Others                                        48,645            0.94%        241,440         4.06%
                                                                   ---------          ------       ---------       ------
                                                                   1,853,600           35.96%      2,233,063        37.55%
5% Owners

   3/31/2003        Steel Partners                                   537,772           10.43%        537,772         9.04%
                                                                     537,772           10.43%        537,772         9.04%
                                                                   ---------          ------       ---------       ------

Other Institutions

   6/30/2003        Dimensional Fund Advisors                        397,676            7.71%        397,676         6.69%
   6/30/2003        Manning & Napier Advisors                        199,925            3.88%        199,925         3.36%
   6/30/2003        Paradigm Capital Mgmt
                     (cl King & Associates)                          170,100            3.30%        170,100         2.86%
   6/30/2003        Gabelli Funds Llc                                143,000            2.77%        143,000         2.40%
   6/30/2003        Fidelity Mgmt & Research Co                      142,100            2.76%        142,100         2.39%
   6/30/2003        Loeb Arbitrage Management Inc.                   115,110            2.23%        115,110         1.94%
                                                                   ---------          ------       ---------       ------

                                                                   1,167,911           22.66%      1,167,911        19.64%
                    Total Holders Identified                       3,559,283           69.04%      3,938,746        66.23%
                                                                   =========          ======       =========       ======

                    Retail Holdings & Other Institutions           1,595,848           30.96%      2,007,925        33.77%
                    Total Shares Outstanding (5)                   5,155,131          100.00%      5,946,671       100.00%
                                                                   =========          ======       =========       ======

----------
(1) Based on Computershare Analytics and Company filings.

(2) Mr. Obus is President of Wynnefield Capital, Inc. and a member of Wynnefield Capital Management.

(3) Owned by Mr. and Mrs. Zensen as joint tenants.

(4) Includes 2,000 shares held in Mr. Bennett's 401(k) account and 880 shares held by trusts for the benefit of his children.

(5) Share count from draft 10-Q for the quarter ended Sept. 28, 2003.

(6) Includes 791,540 options from 12/31/02 10-K.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/17

                    [LINE GRAPH DEPICTING PRICE AND VOLUME]











[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/18

Volume Traded

                                   SYLVAN INC.
     VOLUME WEIGHTED AVERAGE PRICE OF SHARES TRADED FROM 11/6/01 TO PRESENT

                                                                                               CUMULATIVE
                                                                              -------------------------------------------------
                        DAYS       % OF TOTAL                    % OF TOTAL       DAYS       % OF TOTAL              % OF TOTAL
    TRADING           DAILY AVG.      DAYS          TRADING        TRADING      DAILY AVG.       DAYS        TRADING    TRADING
     RANGE            IN RANGE       TRADED          VOLUME         VOLUME      IN RANGE        TRADED       VOLUME      VOLUME
-------------------------------------------------------------------------------------------------------------------------------
  $9.00 - $9.25          7            1.3%          14,400          0.3%           7             1.3%         14,400       0.3%
  $9.25 - $9.50          1            0.2%           7,000          0.1%           8             1.5%         21,400       0.4%
  $9.50 - $9.75         10            1.9%          27,400          0.6%          18             3.4%         48,800       1.0%
 $9.75 - $10.00         32            6.1%         175,914          3.7%          50             9.6%        224,714       4.7%
$10.00 - $10.25         61           11.7%         415,870          8.7%         111            21.2%        640,584      13.4%
$10.25 - $10.50         65           12.4%         214,994          4.5%         176            33.7%        855,578      17.9%
$10.50 - $10.75         32            6.1%         286,568          6.0%         208            39.8%      1,142,146      23.9%
$10.75 - $11.00         29            5.5%         344,400          7.2%         237            45.3%      1,486,546      31.1%
$11.00 - $11.25         59           11.3%       1,378,600         28.9%         296            56.6%      2,865,146      60.0%
$11.25 - $11.50         67           12.8%         176,700          3.7%         363            69.4%      3,041,846      63.7%
$11.50 - $11.75         40            7.6%         503,100         10.5%         403            77.1%      3,544,946      74.2%
$11.75 - $12.00         30            5.7%         347,400          7.3%         433            82.8%      3,892,346      81.5%
$12.00 - $12.25          7            1.3%         124,100          2.6%         440            84.1%      4,016,446      84.1%
-------------------------------------------------------------------------------------------------------------------------------
$12.25 - $12.50         13            2.5%         219,900          4.6%         453            86.6%      4,236,346      88.7%
$12.50 - $12.75         49            9.4%         282,700          5.9%         502            96.0%      4,519,046      94.6%
$12.75 - $13.00         14            2.7%         190,800          4.0%         516            98.7%      4,709,846      98.6%
$13.00 - $13.25          6            1.1%          51,600          1.1%         522            99.8%      4,761,446      99.7%
$13.25 - $13.50          1            0.2%          13,200          0.3%         523           100.0%      4,774,646      100.0%
               --------------------------------------------------------
        TOTAL:         523            100%       4,774,646         100%


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/19

Recent Quarter Earnings Announcement

                                       NINE MONTHS ENDED ($ IN MILLIONS)
                                       ---------------------------------
                                       3Q03         3Q02        VARIANCE
                                       -----        -----       --------

Revenue                               $ 69.8      $ 64.6        $  5.2
Cost of Sales                           44.0        38.2           5.7
                                      ------      ------        ------
   Gross Profit                         25.8        26.3          (0.5)

SG&A                                    16.5        15.6           0.9

EBITDA                                   9.4        10.8          (1.4)
Depreciation and Amortization            4.8         4.4           0.4
                                      ------      ------        ------

EBIT                                     4.5         6.3          (1.8)
Other Income                             0.1         0.1           0.1
Interest Expense, Net                    1.2         1.4          (0.1)
                                      ------      ------        ------
   EBT                                   3.4         5.0          (1.7)

Income Tax Expense                       1.1         1.7          (0.5)

Minority Interest                        0.1         0.1           0.1
                                      ------      ------        ------
Net Income from Continuing
   Operations                         $  2.1      $  3.3        $ (1.2)
                                      ======      ======        ======

Earnings Per Share from
  Continuing Operations               $ 0.41      $ 0.60        $(0.19)
Fully-Diluted Shares Outstanding         5.2         5.5

3Q03  VS. 3Q02

- Consolidated operating income for the nine-months ended September 28, 2003 decreased 29%, when compared to the corresponding 2002 period, reflecting a 14% decrease in operating income from the Spawn Products Segment, a 1% increase in operating income from the Fresh Mushrooms Segment and a 23% increase in unallocated corporate expenses.

- The increase in corporate expenses during the 2003 nine-month period was related to the recording of a net periodic pension expense of $502,000.

- Net sales of spawn and spawn-related products increased 4% due to a weaker U.S. dollar on overseas sales that was partially offset by a 6% decrease in spawn product sales volume.

- Net sales of fresh mushrooms increased during the first nine months of 2003 to $21.9 million, as compared with $18.8 million for the corresponding period of 2002, reflecting a 7% increase in the number of pounds sold and a 1% increase in the average selling price per pound.

- Operating income of the fresh mushrooms segment for the first nine-months of 2003 was $2.0 million, which is 1% higher than the amount reported for the first nine months of 2002.

Source: Company Press Release.



[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/20

Overview of the Company
Summary Income Statement

                                         FISCAL YEAR ENDED DECEMBER, (1), (2)
                                        --------------------------------------      LTM ENDED
                                         2001            2002         2003E (2)    9/28/2003 (2)
                                         ----            ----         ---------    -------------
Net sales                              $ 85,911        $ 88,192        $95,857       $93,401
Operating costs and expenses
   Cost of sales                         49,818          52,109         61,344        57,835
   Selling and administration            17,806          19,216         20,472        20,115
   Research and development               1,721           1,965          1,244         1,965
   Depreciation and amortization          5,575           5,842          6,268         6,234
                                       --------        --------        -------       -------
                                         74,920          79,132         89,328        86,149
                                       --------        --------        -------       -------
Operating income                         10,991           9,060          6,529         7,252
Interest expense, net                     2,532           1,865          1,524         1,723
Other income (expense)                      (19)             (3)            --            57
                                       --------        --------        -------       -------
Income before income taxes                8,440           7,192          5,005         5,586
Income taxes                              2,490           2,406          1,656         1,884
                                       --------        --------        -------       -------
Income before minority interest           5,950           4,786          3,349         3,703
Minority interest                           121             117            184           203
                                       --------        --------        -------       -------
Net income                             $  5,829        $  4,669        $ 3,165       $ 3,500
                                       ========        ========        =======       =======

   Earnings per share                  $   1.05        $   0.86        $  0.59       $  0.65
   Diluted WASO                           5,552           5,455          5,370         5,370

EBITDA (4)                             $ 17,200        $ 14,876        $13,080       $13,486

Maintenance Cap Ex                     $  4,100        $  3,400        $ 3,850       $ 3,100
Expansionary Cap Ex                       4,644           2,744             --         2,876
                                       --------        --------        -------       -------
   Total Cap Ex                        $  8,744        $  6,144        $ 3,850       $ 5,976

Revenue growth                              0.0%            2.7%           8.7%          n/a
EBITDA margin                              20.0%           16.9%          13.6%         14.4%
Operating income margin                    12.8%           10.3%           6.8%          7.8%
Income before income taxes margin           9.8%            8.2%           5.2%          6.0%
Net income margin                           6.8%            5.3%           3.3%          3.7%
Effective tax rate                         29.5%           33.5%          33.1%         33.7%



                                                PROJECTED FISCAL YEAR ENDING DECEMBER, (1), (2), (3)
                                       -------------------------------------------------------------------
                                        2004          2005          2006            2007              2008
                                        ----          ----          ----            ----              ----
Net sales                              $96,852       $97,670       $100,600       $103,618       $ 106,727
Operating costs and expenses
   Cost of sales                        61,461        61,795         61,869         62,171          64,036
   Selling and administration           20,388        20,495         21,020         21,624          22,245
   Research and development              1,250         1,250          1,308          1,347           1,387
   Depreciation and amortization         6,323         5,996          5,726          5,510           5,340
                                       -------       -------       --------       --------       ---------
                                        89,422        89,536         89,923         90,652          93,008
                                       -------       -------       --------       --------       ---------
Operating income                         7,430         8,134         10,677         12,966          13,719
Interest expense, net                    1,385         1,015            620            170            (335)
Other income (expense)                      --            --             --             --              --
                                       -------       -------       --------       --------       ---------
Income before income taxes               6,045         7,119         10,057         12,796          14,054
Income taxes                             2,116         2,492          3,520          4,479           4,919
                                       -------       -------       --------       --------       ---------
Income before minority interest          3,929         4,627          6,537          8,317           9,135
Minority interest                          117           117            117            117             117
                                       -------       -------       --------       --------       ---------
Net income                             $ 3,812       $ 4,510       $  6,420       $  8,200       $   9,018
                                       =======       =======       ========       ========       =========

   Earnings per share                  $  0.71       $  0.84       $   1.20       $   1.53       $    1.68
   Diluted WASO                          5,370         5,370          5,370          5,370           5,370

EBITDA (4)                             $13,953       $14,130       $ 16,603       $ 18,676       $  19,259

Maintenance Cap Ex                     $ 3,850       $ 3,850       $  3,850       $  3,850       $   3,850
Expansionary Cap Ex                         --            --             --             --              --
                                       -------       -------       --------       --------       ---------
   Total Cap Ex                        $ 3,850       $ 3,850       $  3,850       $  3,850       $   3,850

Revenue growth                             1.0%          0.8%           3.0%           3.0%            3.0%
EBITDA margin                             14.4%         14.5%          16.5%          18.0%           18.0%
Operating income margin                    7.7%          8.3%          10.6%          12.5%           12.9%
Income before income taxes margin          6.2%          7.3%          10.0%          12.3%           13.2%
Net income margin                          3.9%          4.6%           6.4%           7.9%            8.4%
Effective tax rate                        35.0%         35.0%          35.0%          35.0%           35.0%

----------
(1) The Company maintains its accounting records on a 52-53 week fiscal year ending the Sunday nearest December 31. All of the above fiscal years are 52 weeks.

(2) Excludes non-recurring expenses.

(3) Based upon management estimates dated September 23, 2003. Includes public company expenses. Assumes an Euro to U.S. Dollar exchange rate of 1.09 and a normalized tax rate of 35%.

(4) EBITDA = operating income plus depreciation and amortization. 2001-2002 EBITDA includes amortization embedded in other line items.




[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 9, 2003 / 21

Overview of the Company
Balance Sheet

                                                       DEC. 31,       DEC. 30,        DEC. 29,        JUN. 29,      SEPT. 28,
                                                         2000           2001            2002            2003          2003
                                                      ---------       ---------       ---------       --------      --------
ASSETS:
Current assets:
   Cash and cash equivalents                          $   5,371       $   5,072       $   5,624       $  4,504      $  6,118
   Trade accounts receivable                             12,740          13,133          14,399         14,709        15,095
   Inventories                                           10,398          10,119          11,425         12,831        12,010
   Prepaid income taxes and other expenses                1,420           1,437           1,495          2,066         2,181
   Other current assets                                   1,634           4,206           1,494          1,472         1,731
                                                      ---------       ---------       ---------       --------      --------
     Total current assets                                31,563          33,967          34,437         35,582        37,135
Property, plant and equipment:
   Land and improvements                                  3,693           3,711           3,987            n/a           n/a
   Buildings                                             35,540          38,021          43,699            n/a           n/a
   Equipment                                             48,072          51,014          56,895            n/a           n/a
                                                      ---------       ---------       ---------       --------      --------
     Total property, plant and equipment                 87,305          92,746         104,581            n/a           n/a
     Less: accumulated depreciation                     (34,769)        (38,470)        (45,794)           n/a           n/a
                                                      ---------       ---------       ---------       --------      --------
     Total property, plant and equipment, net            52,536          54,276          58,787         60,132        59,640
Intangible assets                                        11,899          11,036          12,321         13,104        13,197
Other assets                                              9,776           7,811           1,261          1,066         1,187
                                                      ---------       ---------       ---------       --------      --------
TOTAL ASSETS                                          $ 105,774       $ 107,090       $ 106,806       $109,884      $111,159
                                                      =========       =========       =========       ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
   Current portion of long-term debt                  $     192       $   2,430       $     223       $    163      $    122
   Accounts payable - trade                               4,108           3,833           3,895          4,138         3,835
   Accrued salaries, wages and employee benefits          2,653           2,635           2,771          2,580         2,956
   Other accrued liabilities                                896             905           1,413          1,794         2,099
   Income taxes payable                                     690             942           1,545          1,202         1,344
                                                      ---------       ---------       ---------       --------      --------
    Total current liabilities                             8,539          10,745           9,847          9,877        10,356
Long-term and revolving-term debt                        39,871          37,255          38,162         36,140        35,260
Other long-term liabilities:
   Other employee benefits                                1,056           1,362           9,538          9,770         9,811
   Other                                                  5,215           5,162             256            289           324
                                                      ---------       ---------       ---------       --------      --------
     Total other long-term liabilities                    6,271           6,524           9,794         10,059        10,135
Minority interest                                         1,559           1,680           1,741          2,122         2,176
Total shareholders' equity                               49,534          50,886          47,262         51,686        53,232
                                                      ---------       ---------       ---------       --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 105,774       $ 107,090       $ 106,806       $109,884      $111,159
                                                      =========       =========       =========       ========      ========


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 9, 2003 / 22

5  /  OVERVIEW OF THE ACQUIROR







[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/23

Overview of the Acquiror

- The Acquiror has been actively acquiring companies in a variety of industries since 1941 and currently maintains eleven separate operating segments that employ more than 450 people.

- The Acquiror was formally founded in 1975 in Kittening, Pennsylvania to provide management services for all Snyder subsidiaries.


- The Acquirer's subsidiaries operate in a broad range of businesses, including construction, mining, industrial equipment, energy, and agriculture.

- The Acquiror is partnered with Creekside Mushrooms, Ltd., which is the world's largest underground mushroom farm and owner of Moonlight(R) Brand mushrooms.


-        Founders include:

         -        Charles H. Snyder Sr. - Chairman of Snyder Associated
                  Companies, Inc.

                  -        1941 - PRESENT C.H. Snyder Co. Inc.

                  -        1974 - PRESENT Bauer Company Inc.

         -        Elmer A. Snyder





[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/24

6  /  ANALYSIS OF PROPOSED/TRANSACTION






[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/25

Analysis of Proposed Transaction
Summary Transaction Multiples

                        CALCULATION OF TRANSACTION VALUE

Offer Price                                $12.25

Sylvan Diluted Shares Outstanding (1)         5.2

Equity Value                               $ 64.2
Net Debt (2)                                 31.4
                                           ------
Enterprise Value                           $ 95.6
                                           ======


                         IMPLIED TRANSACTION MULTIPLES

                               SYLVAN            EV
                             ESTIMATES        MULTIPLE
                             ---------        --------
LTM 9/28/03
Revenue                       $ 93.4            1.0x
EBITDA                          13.5            7.1x

FY 2003 ESTIMATE
Revenue                       $ 95.9            1.0x
EBITDA                          13.1            7.3x

FY 2004 ESTIMATE
Revenue                       $ 96.9            1.0x
EBITDA                          14.0            6.9x

(1) Fully diluted shares outstanding based on the treasury stock method.

(2) Includes minority interest of $2.2 million.


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/26

Analysis of Proposed Transaction
Historical Stock Trading Analysis

                          OFFER PRICE PREMIUM ANALYSIS
                   RELATIVE TO HISTORY AS OF NOVEMBER 6, 2003

Offer Price:      $12.25

125%                          April 15, 2003 (1)                              $9.82
107%                 of       May 13, 2002 (2)                                11.44

142%                 of       52 Week Low Trading - March 19, 2003             8.60
103%                 of       52 Week High Trading - September 24, 2002       11.95

106%                 of       Twelve-Month Average Closing Price              11.52
111%                 of       Six-Month Average Closing Price                 11.02
123%                 of       One-Month Average Closing Price                  9.99

65%                  of       All Time Trading High - June 17, 1998           18.75
75%                  of       Five-Year High - December 28, 1998              16.37

(1) Day prior to announcement of Sylvan management group buyout proposal.

(2) Day prior to press release indicating Sylvan's exploration of strategic alternatives.



[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/27

Analysis of Proposed Transaction
Valuation Summary

($ IN MILLIONS)                               IMPLIED ENTERPRISE VALUE
                              --------------------------------------------------------------
                                         25TH                            75TH
VALUATION METHODOLOGY         LOW      PERCENTILE        MEDIAN        PERCENTILE      HIGH
---------------------         ---      ----------        ------        ----------      ----
COMPARABLE COMPANIES         $ 64.1      $ 69.9          $ 75.8          $ 89.4      $103.0
COMPARABLE TRANSACTIONS        84.9        85.2            85.6            95.7       105.9
DISCOUNTED CASH FLOW           79.0        84.4            89.8            95.7       101.6
LEVERAGED BUY-OUT              76.2         n/m             n/m             n/m        88.6
PROPOSED TRANSACTION                                     $ 95.6

                                           IMPLIED EQUITY VALUE PER SHARE
                              ---------------------------------------------------------------
                                         25TH                              75TH
VALUATION METHODOLOGY          LOW     PERCENTILE          MEDIAN        PERCENTILE     HIGH
---------------------          ---     ----------          ------        ----------     ----
COMPARABLE COMPANIES         $ 6.33      $ 7.47           $ 8.60           $11.24      $13.88
COMPARABLE TRANSACTIONS       10.79       10.86            10.93            12.89       14.86
DISCOUNTED CASH FLOW           9.23       10.28            11.33            12.47       13.60
LEVERAGED BUY-OUT              8.69         n/m              n/m              n/m       11.03
PROPOSED TRANSACTION                                      $12.25

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/28

Analysis of Proposed Transaction
Valuation Summary

- The valuation ranges implied by the techniques employed are summarized below, based on the following:

         -        LBO ANALYSIS - High and low values represent 20% and 30% IRRs

         - DCF ANALYSIS - Based on discount rates and EBITDA exit multiples of 12% - 14% and 5.0x - 6.5x

         - COMPARABLE TRANSACTION ANALYSIS (1) - Based on 2003E EBITDA and multiples of 6.5x - 8.1x

         - PUBLICLY-TRADED COMPARABLE COMPANY ANALYSIS (2) - Based on 2003E EBITDA and multiples of 4.9x - 7.9x

(BAR CHART)

(BAR CHART)


----------
(1) Based on best comparable transactions including: Savia acquiring Seminis, Inc., Investor Group acquiring Dole, Cal-Maine Foods acquiring Smith Farms, and Investor Group acquiring Maui Land & Pineapple.

(2) Based on best comparable companies including: BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/29

Analysis of Proposed Transaction
Comparable Companies Analysis

                                                                              RANGE OF VALUATION MULTIPLES IMPLIED
                                                                             BY COMPARABLE PUBLIC COMPANIES ANALYSIS
                                                2003E              ------------------------------------------------------------
                                              OPERATING                       25TH                          75TH
                                                 DATA              LOW        PRTL          MEDIAN          PRTL        HIGH
-------------------------------------------------------------------------------------------------------------------------------
ENTERPRISE VALUE TO LTM:
 ALL COMPARABLES:

 EBITDA                                                          4.0 x        5.1 x         6.2 x           9.1 x       12.0 x

 BEST COMPARABLES:

 EBITDA                                                          4.9 x        5.3 x         5.8 x           6.8 x        7.9 x

                                                                                       ($ IN MILLIONS)
                                                                --------------------------------------------------------------
IMPLIED ENTERPRISE VALUE BASED
ON BEST COMPARABLES:
 EBITDA                                       $13.1             $64.1       $ 69.9       $  75.8         $  89.4      $103.0

PROPOSED TRANSACTION ENTERPRISE VALUE                                                    $  95.6

IMPLIED EQUITY VALUE BASED
ON BEST COMPARABLES:
 EBITDA                                       $13.1             $6.33       $ 7.47       $  8.60         $ 11.24      $13.88

PROPOSED TRANSACTION EQUITY VALUE/SHARE                                                  $ 12.25

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/30

Analysis of Proposed Transaction
Comparable Companies Analysis

CAPITALIZATION & OPERATING DATA: (1)

($ millions, except per share data)

                                                               MARKET CAPITALIZATION (2)
                                                               -------------------------
                                                    % OF        EQUITY                               LTM OPERATING RESULTS
                                TICKER     PRICE    52-WK        MKT        ENTERPRISE   ------------------------------------------
COMPANY                         SYMBOL    11/6/03    HIGH        CAP          VALUE       SALES       EBITDA (3)  EBIT       NET INC
-------                         ------    -------   ------     -------      ----------   --------    ----------  ------     --------
SYLVAN INC. (5)                  SYLN      $10.07    84.3%    $   51.9      $    83.4    $     93.4  $   13.5    $   7.3    $   3.5
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.        ADM      14.35     99.3%     9,288.2       13,161.3      30,708.0   1,423.1      779.4      460.0
Bunge Limited                      BG      26.53     85.2%     2,660.7        5,853.7      18,397.0   1,093.0      912.0      373.0
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.       CQB      20.01    100.9%       826.4        1,134.0       2,858.5     144.0       97.0      (63.4)
Fresh Del Monte Produce Inc.      FDP      26.00     87.5%     1,489.5        1,459.6       2,395.5     298.0      234.9      246.3
Northland Cranberries, Inc.     NRCNA       0.50     46.7%        49.2           86.9          92.2      11.1        7.4        8.9
AG INPUTS
Delta and Pine Land Co.           DLP      24.03     94.3%       965.0          854.1         284.4      71.3       63.8       32.7
Hines Horticulture, Inc.         HORT       4.10     91.7%        90.8          326.5         332.1      52.4       43.5       18.9
PROTEIN
Cal-Maine Foods, Inc.            CALM      11.00    100.0%       133.8          229.7         419.6      56.8       40.2       21.6
Sanderson Farms, Inc.            SAFM      34.90     98.0%       467.6          486.7         818.6      87.2       62.6       33.0
High                                                100.9%     9,288.2       13,161.3      30,708.0   1,423.1      912.0      460.0
Median                                               94.3%       826.4          854.1         818.6      87.2       63.8       32.7
Mean                                                 89.3%     1,774.6        2,621.4       6,256.2     359.6      249.0      125.7
Low                                                  46.7%        49.2           86.9          92.2      11.1        7.4      (63.4)




                                           LTM MARGINS                 3 FISCAL YR. CAGR (4)
                                    --------------------------     ----------------------------
COMPANY                             EBITDA     EBIT    NET INC     SALES      EBITDA    NET INC
-------                             ------     ----    -------     -----      ------    -------
SYLVAN INC. (5)                     14.4%      7.8%     3.7%        5.6%      (13.1%)   (30.8%)
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.           4.6%      2.5%     1.5%       25.5%        5.7%      9.6%
Bunge Limited                        5.9%      5.0%     2.0%       20.7%       36.0%     128.3%
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.          5.0%      3.4%     N/M         2.5%       (5.9%)     N/A
Fresh Del Monte Produce Inc.        12.4%      9.8%     10.3%       6.0%       45.2%     153.7%
Northland Cranberries, Inc.         12.1%      8.0%     9.7%      (30.0%)       N/A       N/A
AG INPUTS
Delta and Pine Land Co.             25.1%     22.4%    11.5%       (7.5%)       0.9%      (3.4%)
Hines Horticulture, Inc.            15.8%     13.1%    5.7%         5.2%       (4.7%)    (17.5%)
PROTEIN
Cal-Maine Foods, Inc.               13.5%      9.6%     5.2%        4.0%        12.0%     43.5%
Sanderson Farms, Inc.               10.6%      7.7%     4.0%       10.8%        60.5%      N/A
High                                25.1%     22.4%    11.5%        5.5%        60.5%    153.7%
Median                              12.1%      8.0%     5.4%        5.2%         8.9%     26.5%
Mean                                11.7%      9.0%     6.2%        4.1%        18.7%     52.3%
Low                                  4.6%      2.5%     1.5%      (30.0%)       (5.9%)   (17.5%)


----------
(1) Excludes non-recurring and extraordinary items. (2) Fully-diluted using the treasury-stock method.

(3) EBITDA = income from operations plus the sum of depreciation, amortization and non-cash stock option compensation.

(4) Historical results have not been adjusted to reflect the discontinuation of goodwill amortization.

(5) Sylvan is shown for illustrative purposes only and is not included in high, median, mean and low calculations.

(6) Earnings estimates are from First Call, where available, and calendarized, where appropriate.

(7) Growth rates are from Bloomberg, where available.

(8) ROIC = EBITDA divided by the sum of total equity and total debt.

(9) Best comparables include BG, CQB, FDP and HORT.


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/31

Analysis of Proposed Transaction
Comparable Companies Analysis

VALUATION & LEVERAGE STATISTICS:

($ millions, except per share data)


                                                                 EQUITY MKT CAP /
                                 ENTERPRISE VALUE / LTM       -------------------       EPS Estimates (6)    Projected P/E
                                 -----------------------       NET          BOOK        ----------------     ---------------
COMPANY                          SALES    EBITDA    EBIT      INCOME        VALUE        2003      2004      2003       2004
-------                          -----    ------    ----      ------        -----        ----      ----      ----       ----
SYLVAN INC. (5)                  0.9 X    6.2 X    11.5 X     14.8 X         1.0 X         N/A       N/A       N/A        N/A
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.       0.4 x    9.2 x    16.9 x     20.2 x         1.3 x        0.77      0.96      18.7 x     14.9 x
Bunge Limited                    0.3 x    5.4 x     6.4 x      7.1 x         1.3 x        2.54      2.85      10.4 x      9.3 x
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.      0.4 x    7.9 x    11.7 x       N/M          1.1 x        1.91      2.68      10.5 x      7.5 x
Fresh Del Monte Produce Inc.     0.6 x    4.9 x     6.2 x     6.0 x          1.6 x        3.78      3.86       6.9 x      6.7 x
Northland Cranberries, Inc.      0.9 x    7.8 x    11.8 x     5.5 x          1.2 x         N/A       N/A       N/A        N/A
AG INPUTS
Delta and Pine Land Co.          3.0 x   12.0 x    13.4 x     29.5 x         4.2 x        1.05      1.29      23.0 x     18.6 x
Hines Horticulture, Inc.         1.0 x    6.2 x     7.5 x      4.8 x         1.6 x         N/A       N/A       N/A        N/A
PROTEIN
Cal-Maine Foods, Inc.            0.5 x    4.0 x     5.7 x      6.2 x         1.8 x         N/A       N/A       N/A        N/A
Sanderson Farms, Inc.            0.6 x    5.6 x     7.8 x     14.2 x         2.8 x         N/A       N/A       N/A        N/A
ALL COMPARABLES
High                             3.0 x   12.0 x    16.9 x     29.5 x         4.2 x        3.78      3.86      23.0 x     18.6 x
Median                           0.6 x    6.2 x     7.8 x      6.7 x         1.6 x        1.91      2.68      10.5 x      9.3 x
Mean                             0.9 x    7.0 x     9.7 x     11.7 x         1.9 x        2.01      2.33      13.9 x     11.4 x
Low                              0.3 x    4.0 x     5.7 x      4.8 x         1.1 x        0.77      0.96       6.9 x      6.7 x
BEST COMPARABLES (9)
High                             1.0 x    7.9 x    11.7 x      7.1 x         1.6 x        3.78      3.86      10.5 x      9.3 x
Median                           0.5 x    5.8 x     7.0 x      6.0 x         1.4 x        2.54      2.85      10.4 x      7.5 x
Mean                             0.6 x    6.1 x     8.0 x      6.0 x         1.4 x        2.74      3.13       9.3 x      7.8 x
Low                              0.3 x    4.9 x     6.2 x      4.8 x         1.1 x        1.91      2.68       6.9 x      6.7 x


                                                                        LEVERAGE STATISTICS
                                                               -------------------------------------
                                 2004 P/E /                                                 DEBT /
                                 5 YR. EPS                     EBITDA /       DEBT /      EQUITY MKT
COMPANY                          GROWTH (7)    ROIC (8)        INTEREST       EBITDA         CAP
-------                          ----------    --------        --------       ------      ----------
SYLVAN INC. (5)                       N/A       15.2%            7.8 X          2.6 X        68.2%
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.          177.6%      11.6%            6.0 x          3.6 x        55.8%
Bunge Limited                       101.4%      21.0%           42.0 x          2.8 x       116.3%
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.          62.2%      11.9%            2.9 x          3.3 x        58.3%
Fresh Del Monte Produce Inc.         89.8%      30.1%           32.4 x          0.2 x         3.2%
Northland Cranberries, Inc.           N/A       12.8%            5.7 x          4.0 x        91.5%
AG INPUTS
Delta and Pine Land Co.             195.6%      30.6%            N/A            0.0 x         0.2%
Hines Horticulture, Inc.              N/A       17.9%            2.0 x          4.5 x       260.3%
PROTEIN
Cal-Maine Foods, Inc.                 N/A       31.6%            7.3 x          1.9 x        79.4%
Sanderson Farms, Inc.                 N/A       41.5%           32.8 x          0.5 x         8.8%
ALL COMPARABLES
High                                195.6%      41.5%           42.0 x          4.5 x       260.3%
Median                              101.4%      21.0%            6.6 x          2.8 x        58.3%
Mean                                125.3%      23.2%           16.4 x          2.3 x        74.9%
Low                                  62.2%      11.6%            2.0 x          0.0 x         0.2%
BEST COMPARABLES (9)
High                                101.4%      30.1%           42.0 x          4.5 x       260.3%
Median                               89.8%      19.5%           17.7 x          3.1 x        87.3%
Mean                                 84.5%      20.2%           19.9 x          2.7 x       109.6%
Low                                  62.2%      11.9%            2.0 x          0.2 x         3.2%

----------
(1) Excludes non-recurring and extraordinary items.

(2) Fully-diluted using the treasury-stock method.

(3) EBITDA = income from operations plus the sum of depreciation, amortization and non-cash stock option compensation.

(4) Historical results have not been adjusted to reflect the discontinuation of goodwill amortization.

(5) Sylvan is shown for illustrative purposes only and is not included in high, median, mean and low calculations.

(6) Earnings estimates are from First Call, where available, and calendarized, where appropriate.

(7) Growth rates are from Bloomberg, where available.

(8) ROIC = EBITDA divided by the sum of total equity and total debt.

(9) Best comparables include BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/32

ANALYSIS OF PROPOSED TRANSACTION
Comparable Transactions Analysis

                                                                        RANGE OF VALUATION MULTIPLES IMPLIED
                                                                        BY COMPARABLE TRANSACTIONS ANALYSIS
                                                  2003E        ----------------------------------------------------
                                                OPERATING                 25TH                     75TH
                                                  DATA         LOW        PRTL        MEDIAN       PRTL        HIGH
                                                  ----         ---        ----        ------       ----        ----
ENTERPRISE VALUE TO LTM:
 ENTIRE GROUP:

 EBITDA                                                        5.9 x       7.0 x       8.1 x      15.6 x      23.1 x

 BEST COMPARABLES:

 EBITDA                                                        6.5 x       6.5 x       6.5 x       7.3 x       8.1 x

IMPLIED ENTERPRISE VALUE:

                                                                                 ($ IN MILLIONS)
                                                             -------------------------------------------------------
 EBITDA                                          $  13.1     $  84.9     $  85.2     $  85.6     $  95.7     $ 105.9

PROPOSED TRANSACTION ENTERPRISE VALUE                                                $  95.6

IMPLIED EQUITY VALUE PER SHARE:

 EBITDA                                          $  13.1     $ 10.79     $ 10.86     $ 10.93     $ 12.89     $ 14.86

PROPOSED TRANSACTION EQUITY VALUE PER SHARE                                          $ 12.25


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/33

ANALYSIS OF PROPOSED TRANSACTION
Comparable Transactions Analysis

($ in millions)
                                                                                                         ENTERPRISE VALUE MULTIPLES:
ANNOUNCEMENT DATE      ACQUIROR                                                                 EQUITY   ---------------------------
CLOSING DATE           TARGET                                     EQUITY  ENTERPRISE  PREMIUM  VALUE TO:    LTM      LTM      LTM
CONSIDERATION          TARGET BUSINESS                             VALUE     VALUE      PAID    LTM NI    REVENUE   EBITDA    EBIT
-------------          ---------------                             -----     -----      ----    ------    -------   ------    ----

8/29/2003              Venture Group                                 n/a       n/a       n/a      n/a       n/a       n/a      n/a
8/29/2003              Packers of Indian River Ltd.
                        (Chiquita Brands International Inc.)
Cash                   Producer and wholesaler of fresh and
                         processed citrus products

8/18/2003              Tyson Foods Inc.                             74.0      74.0       n/a      0.3 x     n/a       n/a      n/a
Pending                Choctaw Maid Farms Inc.
n/a                    Producer and manufacturer of wholesale
                         poultry products

8/18/2003              BC Natural Foods LLC                          n/a       n/a       n/a      n/a       n/a       n/a      n/a
8/18/2003              Penn Valley Farms
n/a                    Owner and operator of poultry farms

6/9/2003               Pilgrims Pride Corp                         302.7     597.3       n/a      n/a       0.3 x    23.1 x    n/a
Pending                ConAgra Foods Inc-Chicken Business
Cash/Stock/Sub. Notes  Producer of meat, eggs, and cooking oil

2/4/2003               Riviana Foods Inc.                           25.3      25.3       n/a      n/a       0.7 x     n/a      n/a
2/10/2003              ACH Rice Specialties Business
                         (Associated British Foods Plc)
Cash                   Producer and marketer of rice products

12/13/2002             Savia, S.A. de C.V.                         384.4     650.0      50.6%   126.0 x     1.4 x     8.1 x   13.3 x
9/30/2003              Seminis, Inc.
Cash                   Producer and marketer of fruit and
                         vegetable seeds

9/22/2002              Investor Group                            2,017.8   2,500.0      36.8%    13.1 x     0.6 x     6.6 x    9.1 x
3/31/2003              Dole Food Co., Inc.
Cash                   Producer and marketer of fresh fruit
                         and vegetables

8/17/2001              Nippon Suisan                               175.0     175.0       n/a      n/a       0.7 x     8.8 x    n/a
10/2/2001              Gorton's & Bluewater Seafoods
Cash                   Producers of frozen seafood

1/23/2001              Hormel Foods Corp                           334.4     334.4       n/a     16.0 x     1.0 x     n/a     10.0 x
2/26/2001              The Turkey Store Co.
                         (d/b/a Jerome Foods, Inc.)
Cash                   Producer of poultry, food products

9/27/2000              Pilgrim's Pride Corp.                       234.5     280.0     105.4%    65.2 x     0.3 x    10.2 x   31.2 x
1/28/2001              WLR Foods, Inc.
Cash                   Producer of poultry products


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/34

ANALYSIS OF PROPOSED TRANSACTION
Comparable Transactions Analysis

                                                                                                         ENTERPRISE VALUE MULTIPLES:
ANNOUNCEMENT DATE      ACQUIROR                                                                 EQUITY   ---------------------------
CLOSING DATE           TARGET                                     EQUITY  ENTERPRISE  PREMIUM  VALUE TO:   LTM       LTM      LTM
CONSIDERATION          TARGET BUSINESS                            VALUE     VALUE      PAID     LTM NI   REVENUE    EBITDA    EBIT
-------------          ---------------                            -----     -----      ----     ------   -------    ------    ----
8/9/2000               Lesaffre et Compagnie                     $ 113.0   $ 113.0       n/a      n/a       0.9 x     n/a      n/a
2/26/2001              Red Star Yeast and Products
                         (Sensient Technologies Corp.)
Cash                   Supplier of yeast to commercial bakery

12/20/1999             Money's Mushrooms Ltd.                       50.0      50.0       n/a      n/a       0.4 x     n/a      n/a
2/1/2000               Fresh Mushrooms Business
                         (Vlasic Foods Int'l Inc.)
Cash                   Producer of fresh mushrooms

12/6/1999              ConAgra, Inc.                               360.0     376.0       n/a      n/a       0.8 x     n/a     11.1 x
1/3/2000               Seaboard Farms (Seaboard Corp.)
Cash                   Producer of poultry products

9/15/1999              Cal-Maine Foods, Inc.                        36.2      36.2       n/a     13.4 x     0.7 x     6.5 x    9.1 x
9/30/1999              Smith Farms, Inc.
Cash                   Owns and operates egg farms

7/15/1999              Reservoir Capital Group LLC                  72.2     153.8       8.7%    36.8 x     1.2 x    10.0 x   21.7 x
11/2/1999              Orange-co., Inc.
Cash                   Producer of citrus fruit, juices

7/2/1999               Investor Group                               95.2     119.6     (12.8%)   18.0 x     0.8 x     6.5 x   11.7 x
9/7/1999               Maui Land & Pineapple Co., Inc.
n/a                    Producer of pineapples

5/14/1999              Pictsweet LLC                                23.8      72.6      36.6%    39.3 x     0.4 x     5.9 x   13.9 x
9/23/1999              United Foods, Inc.
Cash                   Producer and marketer of frozen fruits,
                         vegetables

                       Summary Multiples:
                         Median                                                         36.7%    18.0 x     0.7 x     8.1 x   11.7 x
                         Mean                                                           37.6%    36.4 x     0.7 x     9.5 x   14.6 x
                         Low                                                           (12.8%)    0.3 x     0.3 x     5.9 x    9.1 x
                         High                                                          105.4%   126.0 x     1.4 x    23.1 x   31.2 x
                                                                                       -----    -----       ---      ----     ----

                       Summary Best Comparable Multiples (1):
                         Median                                                         36.8%    15.7 x     0.7 x     6.5 x   10.4 x
                         Mean                                                           24.9%    42.6 x     0.9 x     6.9 x   10.8 x
                         Low                                                           -12.8%    13.1 x     0.6 x     6.5 x    9.1 x
                         High                                                           50.6%   126.0 x     1.4 x     8.1 x   13.3 x
                                                                                       -----    -----       ---      ----     ----

-------------
Source: Thomson Financial, SEC filings and company press releases. Data includes transactions announced between January 1, 1999 and November 6, 2003.

(1) Best transactions include Savia acquiring Seminis, Inc, Investor Group acquiring Dole, Cal-Maine Foods acquiring Smith Farms, and Investor Group acquiring Maui Land & Pineapple.


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/35

ANALYSIS OF PROPOSED TRANSACTION
Discounted Cash Flow Analysis

                         PRESENT VALUE             PRESENT VALUE OF TERMINAL
                           OF FREE         +                 VALUE                  =        PRESENT VALUE OF ENTERPRISE
                          CASH FLOWS                MULTIPLE OF 2008 EBITDA                             VALUE
DISCOUNT                 -------------          ------------------------------            --------------------------------
 RATE                    2004 - 2008             5.00X       5.75X       6.50X             5.00X        5.75X        6.50X
 ----                    -----------             -----       -----       -----             -----        -----        -----
 12.0%                     $ 30.5               $ 54.6      $ 62.8      $ 71.0            $ 85.2       $ 93.4       $101.6
 13.0%                       29.7                 52.3        60.1        67.9              82.0         89.8         97.7
 14.0%                       29.0                 50.0        57.5        65.0              79.0         86.5         94.0

TOTAL RANGE                                                                               $ 79.0           --       $101.6

ASSUMED OFFER PRICE                                                                                    $ 95.6

                                                      IMPLIED EQUITY VALUE                  IMPLIED EQUITY VALUE PER SHARE
DISCOUNT                  NET DEBT            ---------------------------------         ----------------------------------
RATE            -      SEPT. 28, 2003    =       5.00X       5.75X       6.50X             5.00X        5.75X        6.50X
----                   --------------            -----       -----       -----             -----        -----        -----

 12.0%                     $ 31.4               $ 53.7      $ 61.9      $ 70.1            $10.42       $12.01       $13.60
 13.0%                       31.4                 50.6        58.4        66.2              9.81        11.33        12.85
 14.0%                       31.4                 47.6        55.1        62.6              9.23        10.68        12.14

TOTAL RANGE                                     $ 47.6          --      $ 70.1            $ 9.23           --       $13.60

ASSUMED OFFER PRICE                                         $ 64.2                                     $12.25


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/36

ANALYSIS OF PROPOSED TRANSACTION

Discounted Cash Flow Analysis

HISTORICAL AND PROJECTED CASH FLOWS
($ in millions except per share data)

Fiscal Year End December,                    HISTORICAL            CAGR                   PROJECTED (A)                    CAGR
                                     -------------------------    -----   ----------------------------------------------   -----
                                       2001     2002     2003     01-03    2004     2005      2006      2007      2008     04-08
                                       ----     ----     ----     -----    ----     ----      ----      ----      ----     -----
Net Sales                            $ 85.9   $ 88.2   $ 95.9       5.6%  $ 96.9   $ 97.7   $ 100.6   $ 103.6   $ 106.7      2.5%
  % Growth                               --      2.7%     8.7%               1.0%     0.8%      3.0%      3.0%     3.0%
EBITDA                                 17.2     14.9     13.1     -12.8%    14.0     14.1      16.6      18.7      19.3      8.4%
  % of Sales                           20.0%    16.9%    13.6%              14.4%    14.5%     16.5%     18.0%     18.0%
EBIT                                   11.6      9.0      6.8     -23.5%     7.6      8.1      10.9      13.2      13.9     16.2%
  % of Sales                           13.5%    10.2%     7.1%               7.9%     8.3%     10.8%     12.7%     13.0%
Less: Taxes @ 35%                      (4.1)    (3.2)    (2.4)              (2.7)    (2.8)     (3.8)     (4.6)     (4.9)
                                     ------   ------   ------             ------   ------   -------   -------   -------
UNLEVERED NET INCOME                    7.6      5.9      4.4     -23.5%     5.0      5.3       7.1       8.6       9.0     16.2%
Plus: Depreciation and Amortization     5.6      5.8      6.3                6.3      6.0       5.7       5.5       5.3

Less: Capital Expenditures             (4.1)    (3.4)    (3.9)              (3.9)    (3.9)     (3.9)     (3.9)     (3.9)

Less: Increase in Working Capital      (2.9)    (1.6)     3.0                0.5     (0.2)     (0.6)     (0.6)     (0.7)
                                     ------   ------   ------             ------   ------   -------   -------   -------
UNLEVERED FREE CASH FLOW             $  6.2   $  6.7   $  9.9      26.3%  $  8.0   $  7.3   $   8.3   $   9.6   $   9.8      5.5%
                                     ======   ======   ======             ======   ======   =======   =======   =======

DISCOUNTED CASH FLOW VALUATION ANALYSIS

Discount Rate                                        12.0%                         13.0%                         14.0%
                                          ---------------------------   ----------------------------  ----------------------------
Terminal EBITDA Multiple                    5.00x     5.75x     6.50x     5.00x     5.75x     6.50x     5.00x     5.75x     6.50x
------------------------                    -----     -----     -----     -----     -----     -----     -----     -----     -----
EBITDA                                    $  19.3   $  19.3   $  19.3   $  19.3   $  19.3   $  19.3   $  19.3   $  19.3   $  19.3
Terminal Value                               96.3     110.7     125.2      96.3     110.7     125.2      96.3     110.7     125.2
PV Terminal Value                            54.6      62.8      71.0      52.3      60.1      67.9      50.0      57.5      65.0
PV Free Cash Flows                           30.5      30.5      30.5      29.7      29.7      29.7      29.0      29.0      29.0
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
IMPLIED ENTERPRISE VALUE                  $  85.2   $  93.4   $ 101.6   $  82.0   $  89.8   $  97.7   $  79.0   $  86.5   $  94.0
                                          =======   =======   =======   =======   =======   =======   =======   =======   =======
Less: Net Debt (b)                          (29.3)    (29.3)    (29.3)    (29.3)    (29.3)    (29.3)    (29.3)    (29.3)    (29.3)
Less: Minority Interest (b)                  (2.2)     (2.2)     (2.2)     (2.2)     (2.2)     (2.2)     (2.2)     (2.2)     (2.2)
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
EQUITY VALUE                              $  53.7   $  61.9   $  70.1   $  50.6   $  58.4   $  66.2   $  47.6   $  55.1   $  62.6
Shares Outstanding (mm)                       5.2       5.2       5.2       5.2       5.2       5.2       5.2       5.2       5.2
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
EQUITY VALUE PER SHARE                    $ 10.42   $ 12.01   $ 13.60   $  9.81   $ 11.33   $ 12.85   $  9.23   $ 10.68   $ 12.14
                                          =======   =======   =======   =======   =======   =======   =======   =======   =======
ENTERPRISE VALUE AS A MULTIPLE OF 2003E:
Net Sales                                   0.89x     0.97x     1.06x     0.86x     0.94x     1.02x     0.82x     0.90x     0.98x
EBITDA                                      6.51x     7.14x     7.76x     6.27x     6.87x     7.47x     6.04x     6.61x     7.19x
EBIT                                       12.50x    13.70x    14.91x    12.04x    13.19x    14.34x   11.60x     12.70x    13.80x

-------------
(a) Based upon Management estimates dated September 23, 2003. Includes $1.1 million of public company expenses. Assumes an Euro to U.S. dollar exchange rate of 1.09.

(b)   Based on August 2003 Balance Sheet.


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/37

ANALYSIS OF PROPOSED TRANSACTION
Leveraged Buy-Out Analysis

- The leveraged buy-out analysis is summarized on the following page and is based on the following assumptions:

      -     Senior debt of approximately 3.0x at LIBOR +375 basis points

            -     5 year amortization

      -     Subordinated debt of approximately 1.25x

      -     Coupon of 12%

            -     Required return of 17-20%

      -     Sponsor equity returns of 20-30%

      -     Management incentive options of 10%

      -     Enter and exit at the same multiple

      - Based on management projections as of September 26, 2003 and September 28, 2003 balance sheet


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 9, 2003/38

ANALYSIS OF PROPOSED TRANSACTION

Leveraged Buy-Out Analysis

LBO TRANSACTION SUMMARY                                      IMPLIED IRR = 20.0%

PURCHASE PRICE:
Equity value                          $ 57.2
Plus: debt (1)                          37.6
Less: cash                              (6.1)
                                      ------
Net debt                                31.4
Enterprise value                      $ 88.6
                                      ======

USES:
Equity purchase price                 $ 57.2
Refinance existing debt                 35.4
Transaction expenses                     3.2
                                      ------
                                      $ 95.8
                                      ======

SOURCES:
Excess cash                           $  4.1
Bank debt                               42.3
Sub-debt                                18.2
Financial sponsor equity                31.2
                                      ------
                                      $ 95.8
                                      ======

PURCHASE MULTIPLES:
Enterprise value / 2003 revenue        0.9 x
Enterprise value / 2003 EBITDA         6.4 x
                                      ------
IMPLIED PRICE PER SHARE:              $11.03
                                      ------



OWNERSHIP:
Financial sponsor                       82.0%
Management                              10.0%
Sub-debt                                 8.0%



LEVERAGE STATISTICS:
Bank debt / 2003 EBITDA                2.9 x
Total debt / 2003 EBITDA               4.1 x
2003 EBITDA / Interest                 3.3 x
(2003 EBITDA - CapEx) / Interest       2.0 x
2004 EBITDA / Interest                 1.9 x
(2004 EBITDA - CapEx) / Interest       2.6 x

LBO TRANSACTION SUMMARY                                      IMPLIED IRR = 30.0%

PURCHASE PRICE:
Equity value                          $ 44.8
Plus: debt (1)                          37.6
Less: cash                              (6.1)
                                      ------
Net debt                                31.4
Enterprise value                      $ 76.2
                                      ======


USES:
Equity purchase price                 $ 44.8
Refinance existing debt                 35.4
Transaction expenses                     3.2
                                      ------
                                      $ 83.4
                                      ======



SOURCES:
Excess cash                           $  4.1
Sub-debt                                42.3
Assumed debt                            18.2
Financial sponsor equity                18.8
                                      ------
                                      $ 83.4
                                      ======

PURCHASE MULTIPLES:
Enterprise value / 2003 revenue        0.8 x
Enterprise value / 2003 EBITDA         5.5 x
                                      ------
IMPLIED PRICE PER SHARE:              $ 8.69
                                      ------

OWNERSHIP:
Financial sponsor                       82.5%
Management                              10.0%
Sub-debt                                 7.5%


LEVERAGE STATISTICS:
Bank debt / 2003 EBITDA                2.9 x
Total debt / 2003 EBITDA               4.1 x
2003 EBITDA / Interest                 3.3 x
(2003 EBITDA - CapEx) / Interest       2.0 x
2004 EBITDA / Interest                 1.9 x
(2004 EBITDA - CapEx) / Interest       2.6 x

NOTE: Analysis based on management estimates, anticipated financing parameters and required returns.

(1)   Debt includes minority interest of $2.2 million.


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                           November 9, 2003 / 39

ANALYSIS OF PROPOSED TRANSACTION
Premiums Paid Analysis

- The outside offer price of $12.25 represents a premium of 25% to the Company's closing price of $9.82 one day prior to the announcement of the management-led proposal.

      - A meaningful comparison of the premium implied by the Proposed Transaction to the average and median premiums analyzed is difficult due to the lengthy and public background of the Proposed Transaction.

ANNOUNCED TRANSACTIONS $50MM - $150MM
(APRIL 1, 2003 - NOVEMBER 3, 2003)

                                                                                                      PREMIUM PAID RELATIVE TO:
                                                                            VALUE OF    PRICE      ------------------------------
DATE                                                                      TRANSACTION    PER       1 DAY       1 WEEK     4 WEEKS
ANNOUNCED  TARGET NAME                   ACQUIROR NAME                       ($MIL)     SHARE      PRIOR        PRIOR      PRIOR
---------  -----------                   -------------                       ------     -----      -----        -----      -----
04/01/03   National Service Industries   California Investment Fund LLC      111.9      10.00       93.8%       90.8%       67.5%
04/03/03   Elite Information Group Inc   Thomson Corp                        121.5      14.00       40.4%       44.3%       40.7%
04/04/03   Sports Club Co                Investor Group                       70.2       3.00       25.0%       24.5%       31.6%
04/07/03   Bruker AXS Inc                Bruker Daltonics Inc                104.6       1.86       44.2%       38.8%       28.3%
04/09/03   Ramsay Youth Services Inc     Psychiatric Solutions Inc            77.9       5.00       42.9%       31.6%       24.7%
04/16/03   Lillian Vernon Corp           Investor Group                       60.7       7.25       72.6%       74.7%       72.2%
04/16/03   Signal Technology Corp        Crane Co                            142.5      13.25       17.6%       15.6%       21.6%
04/22/03   Varsity Brands Inc            Investor Group                      136.8       6.57       39.8%       39.5%       42.2%
04/29/03   Thousand Trails Inc           Kohlberg & Co LP                    114.6      14.50       55.1%       55.9%       49.8%
05/14/03   MountainBank Financial Corp   South Financial Corp.               123.1      32.75       11.0%       25.9%       28.9%
05/16/03   National Energy Group Inc     American Re Partners LP             148.1       0.80      150.0%       14.3%       29.0%
05/27/03   TMBR/Sharp Drilling Inc       Patterson-UTI Energy Inc             92.1      20.19        4.1%        5.3%        9.1%
05/28/03   CommerceSouth Inc,Eufaula,AL  BancTrust Financial Group Inc        73.1      25.50       64.5%       59.2%       66.4%
05/30/03   Cysive Inc                    Snowbird Holdings Inc                74.5       3.23        0.9%        0.9%       11.4%
06/09/03   Grange National Banc Corp,PA  Community Bank Sys Inc,NY            82.2      45.85       19.9%       17.6%       24.6%
06/25/03   United Park City Mines Co     Capital Growth Partners LLC          68.7      21.00        3.4%        4.7%        5.5%
06/26/03   Elder-Beerman Stores Corp     Wright Holdings Inc                  68.5       6.00       13.0%        9.9%       14.9%
06/27/03   Acres Gaming Inc              International Game Technology       136.5      11.50        1.0%       13.9%       31.4%


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                           November 9, 2003 / 40

ANALYSIS OF PROPOSED TRANSACTION
Premiums Paid Analysis

                                                                                                 PREMIUM PAID RELATIVE TO:
                                                                                                 -------------------------
                                                                            VALUE OF    PRICE
DATE                                                                      TRANSACTION    PER     1 DAY     1 WEEK   4 WEEKS
ANNOUNCED  TARGET NAME                     ACQUIROR NAME                    ($MIL)      SHARE    PRIOR     PRIOR     PRIOR
---------  -----------                     -------------                    ------      -----    -----     -----     -----
06/29/03   Information Resources Inc       Investor Group                     99.4       3.30     10.7%     -2.4%     -2.7%
07/03/03   Methode Electronics Inc         Dura Automotive Systems Inc        54.4      50.00    153.2%    156.4%    155.0%
07/15/03   Klamath First Bancorp,Oregon    Sterling Financial Corp,WA        148.0      20.44     17.1%     17.8%     16.8%
07/16/03   Alliance Bancorp of NE Inc      New Haven Savings Bank,CT          72.1      25.00     -5.3%      2.2%      7.3%
07/16/03   Timberline Software Corp        Best Software Inc                 103.5       8.25     36.4%     38.0%     38.0%
07/23/03   Brio Software Inc               Hyperion Solutions Corp           141.9       3.44     27.4%     24.2%     50.2%
07/23/03   Pinnacor Inc                    MarketWatch.com Inc               104.8       2.42      9.0%      8.5%     24.1%
07/29/03   Elder-Beerman Stores Corp       Bon-Ton Stores Inc                 97.8       8.00     32.9%     33.3%     36.3%
07/30/03   Community Bk,Pilot Mtn,NC       Southern Community Finan Corp      77.3      48.65     56.9%     56.9%     62.2%
08/04/03   Mercator Software Inc           Ascential Software Corp           115.0       3.00     22.4%     34.5%     86.3%
08/05/03   ResortQuest International       Gaylord Entertainment Co          107.6       5.53      8.4%     10.8%     13.8%
08/12/03   California Independent Bancorp  Humboldt Bancorp,Eureka,CA         81.7      35.50     22.8%     22.4%     18.3%
08/12/03   Jacksonville Bancorp,TX         Franklin Bank Corp,Houston,TX      73.4      37.50     25.0%     29.3%     27.1%
09/04/03   Ross Systems Inc                Chinadotcom Corp                   66.2      19.00      9.9%     22.7%     22.6%
09/09/03   Lightspan Inc                   Plato Learning Inc                103.5      10.89     36.1%     29.6%     67.5%
09/11/03   CoVest Bancshares Inc,IL        First Midwest Bancorp,IL          129.4      27.45      2.7%      1.7%      5.8%
09/11/03   Skibo Financial Corp,PA         Northwest Bancorp MHC,PA           55.2      17.00     26.3%     28.1%     29.5%
09/22/03   Thistle Group Holdings Co       Citizens Bank of Pennsylvania     147.8      26.00     35.4%     39.0%     58.7%
09/22/03   United States Exploration Inc   DGL Acquisition Corp               53.3       2.82      0.7%     -1.1%     -1.1%
09/25/03   Caledonia Finl Corp,MI          Chemical Financial Corp,MI         55.3      39.00       N/A       N/A       N/A
09/26/03   Business Bancorp,California     UnionBanCal Corp,CA               114.9      28.57       N/A       N/A       N/A
09/29/03   Good Guys Inc                   CompUSA Inc                        55.4       2.05     36.7%     31.4%     45.4%
09/30/03   Garden Fresh Restaurant Corp    Fairmont Capital Inc              103.0      16.35     48.9%     54.8%     64.3%
10/03/03   OneSource Information Services  ValueAct Capital Partners LP       80.9       9.50      9.3%     21.6%     17.7%
10/08/03   Crown Resources Corp            Kinross Gold Corp                  78.4      78.42     46.7%     46.7%     41.9%
10/20/03   Docent Inc                      click2learn.com inc                61.9       4.14      1.0%      0.7%      6.2%
10/22/03   Brass Eagle Inc                 K2 Inc                             82.5      10.51     26.6%     25.1%     27.7%
10/24/03   Information Resources Inc       Open Ratings Inc                  114.9       3.30    -29.2%    -27.3%    -28.6%
10/27/03   SCB Computer Technology Inc     CIBER Inc                          52.5       2.15     13.2%      7.5%     22.9%
10/27/03   On Technology Corp              Symantec Corp                     101.1       4.00     15.9%     16.3%     57.5%

                                                                            ------     ------    -----     -----     -----
                                           AVERAGE                          $ 94.6     $ 16.6     30.4%     28.2%     34.1%
                                           MEDIAN                           $ 95.0     $ 10.7     23.9%     24.3%     28.6%
                                                                            ------     ------    -----     -----     -----


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                           November 9, 2003 / 41

A / DESCRIPTIONS OF COMPARABLE COMPANIES


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                           November 9, 2003 / 42

DESCRIPTIONS OF COMPARABLE COMPANIES

ARCHER-DANIELS-MIDLAND COMPANY (NYSE:ADM)

Archer-Daniels-Midland Company is principally engaged in procuring, transporting, storing, processing and merchandising agricultural commodities and products. The Company's operations are classified into four business segments:
Oilseeds Processing, which includes the processing of oilseeds; Corn Processing, which includes its dry milling and wet milling corn operations; Wheat Processing, which includes the milling of wheat, corn and milo into flour, and Agricultural Services, which buys, stores, cleans and transports agricultural commodities. Archer-Daniels-Midland's remaining operations are classified as the Other segment, which primarily includes the production of value-added soy protein products.

BUNGE LIMITED (NYSE:BG)

Bunge Limited is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain, which ranges from raw materials, such as grains and fertilizers, to retail food products, such as flour and margarine. The Company has primary operations in North America, Brazil, Argentina and Europe and worldwide distribution capabilities. Bunge conducts its operations in three divisions: agribusiness, fertilizer and food products. The agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. The Company's fertilizer division is comprised of nutrients and retail operations. The food products division consists of four business lines: edible oil products, wheat milling and bakery products, soy ingredients and corn products.

CHIQUITA BRANDS INTERNATIONAL, INC. (NYSE:CQB)

Chiquita Brands International, Inc. and its subsidiaries operate in two business segments: Fresh Produce and Processed Foods. The Company Fresh Produce segment sources, distributes and markets a line of fresh fruits and vegetables sold under the Chiquita and other brand names. Chiquita's fresh fruits and vegetables include bananas, berries, citrus, grapes, melons, mushrooms, stone fruit, tomatoes and a variety of other fresh produce. In Europe, the Company's Processed Foods segment sells Chiquita branded fruit juices, beverages, snacks and desserts, which are manufactured by third parties to Chiquita's specifications. In the United States, several national fruit juice and beverage producers manufacture and sell shelf-stable, refrigerated and frozen juice and beverage products using the Chiquita brand name, for which they pay Chiquita a license fee. Chiquita's processed banana products include banana puree, frozen banana pieces, sliced bananas and other specialty products.


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                           November 9, 2003 / 43

DESCRIPTIONS OF COMPARABLE COMPANIES

FRESH DEL MONTE PRODUCE INC. (NYSE:FDP)

Fresh Del Monte Produce Inc. is primarily engaged in the worldwide sourcing, transportation and marketing of fresh and fresh-cut produce. The Company's products include bananas, pineapples, cantaloupe, honeydew, watermelons, grapes, non-tropical fruits (including citrus, apples, pears, peaches, plums, nectarines, apricots and kiwi), plantains, Vidalia sweet onions and various greens. In January 2003, the Company has added tomatoes, potatoes and onions to its product offering. The Company sources its products primarily from Central and South America and the Philippines. Fresh Del Monte also sources products from North America, Africa and Europe and distributes its products in Europe, the Asia-Pacific region and South America. The Company also has non-produce businesses. These include its third-party ocean freight container business, a third-party plastics and box manufacturing business, its Jordanian poultry business and its Argentine grain business.

HINES HORTICULTURE, INC. (NASD:HORT)

Hines Horticulture, Inc. produces and distributes horticultural products through its wholly owned subsidiaries, Hines Nurseries, Inc. (Hines Nurseries) and Enviro-Safe Laboratories Inc. The Company is a national supplier of ornamental shrubs, color plants and container-grown plants, with 14 commercial nursery facilities located in Arizona, California, Florida, Georgia, New York, Oregon, Pennsylvania, South Carolina and Texas. Hines markets its products to retail and commercial customers throughout the United States. It produces approximately 5,500 varieties of ornamental shrubs and color plants and sells to more than 2,200 retail and commercial customers, representing more than 8,400 outlets throughout the United States and Canada.

NORTHLAND CRANBERRIES (OTC:NRCNA)

Northland Cranberries, Inc. is a vertically integrated grower, handler, processor and marketer of cranberries, branded cranberry products and fruit beverages. The Company markets and sells its Northland, Seneca, TreeSweet and Awake brand cranberry and other fruit juice products, as well as fresh, frozen and dried cranberries and cranberry concentrate domestically through retail supermarkets and through other distribution channels, both domestically and internationally. In addition, the Company produces and packages juice beverages for other companies on a contract-manufacturing basis. As of November 26, 2002, Northland owned or operated 21 cranberry-producing marshes with 2,009 planted acres in Wisconsin. It also maintains multi-year crop purchase contracts with 44 independent cranberry growers to purchase all of the cranberries harvested from an aggregate of up to 1,743 contracted acres.


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                           November 9, 2003 / 44

DESCRIPTIONS OF COMPARABLE COMPANIES

DELTA AND PINE LAND COMPANY (NYSE:DLP)

Delta and Pine Land Company (D&PL) and its subsidiaries breed, produce, condition and market cotton and soybean planting seed. In connection with its seed operations, the Company farms approximately 2,000 acres largely for the production of cotton and soybean foundation seed. D&PL is in a single line of business and operates in two business segments, domestic and international. The Company's reportable segments offer similar products, however, the business units are managed separately due to the geographic dispersion of their operations. The Company develops its proprietary seed products through research and development efforts in the United States and certain foreign countries.

CAL-MAINE FOODS, INC. (NASD:CALM)

Cal-Maine Foods, Inc. is primarily engaged in the production, cleaning, grading and packaging of fresh shell eggs for sale to shell egg retailers. The Company had sales of approximately 571 million dozen shell eggs during the fiscal year ended May 31, 2003 (fiscal 2003). It primarily markets shell eggs in the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States. Shell eggs are sold directly by the Company primarily to national and regional supermarket chains. Cal-Maine also produces specialty eggs such as Eggo land's Best and Farmhouse eggs and operates a dairy facility.

SANDERSON FARMS, INC. (NASD:SAFM)

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and the preparation, processing, marketing and distribution of processed and prepared food items. The Company sells chill pack, ice pack and frozen chicken, both whole and cut-up, primarily under the Sanderson Farms brand name, to retailers, distributors and fast-food operators principally in the southeastern, southwestern and western United States. During the fiscal year ended October 31, 2002, the Company processed approximately 264.7 million chickens, or approximately 1.3 billion dressed pounds. In addition, it purchased and further processed 14.5 million pounds of poultry products. It sells over 200 processed and prepared food items nationally and regionally, primarily to distributors, national foodservice accounts, retailers and club stores.


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                           November 9, 2003 / 45